Exhibit 3.47

CERTIFICATE OF AMENDMENT

OF

*CERTIFICATE OF INCORPORATION

OF

IASIS Arizona Physicians Group, Inc.

I, the undersigned, being the incorporator of IASIS Arizona Physicians Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO HEREBY CERTIFY:

FIRST: That Article 1 of the Certificate of Incorporation be and it hereby is amended to read as follows: The name of the corporation is: Physician Group of Arizona, Inc.

SECOND: That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 29th day of February, 2008.

/s/ Karen H. Abbott
Karen H. Abbott